Filed Pursuant to Rule 433

Registration Statement No. 333-160941

Dated August 20, 2009

PRICING TERM SHEET

4.250% Senior Notes due 2015

Issuer:	Yum! Brands, Inc.
Ratings:	Moody’s: Baa3 (stable) / S&P: BBB- (stable) / Fitch: BBB- (stable)
Format:	SEC Registered
Ranking:	Senior Unsecured
Offering Size:	$250,000,000
Trade Date:	August 20, 2009
Settlement Date:	August 25, 2009 (T+3)
Maturity Date:	September 15, 2015
Interest Payment Dates:	Payable semi-annually in arrears on March 15 and September 15
First Pay Date:	March 15, 2010
Treasury Benchmark:	UST 2.625% due July 31, 2014
UST Spot (PX / Yield):	100-30+ / 2.419%
Re-offer Spread to UST:	187.5 bps
Re-offer Yield to Maturity:	4.294%
Coupon:	4.250%
Issue Price:	99.765%
Net Proceeds to Issuer:	$247,912,500
Day Count Basis:	30 / 360
Optional Redemption:	Make Whole + 30 bps
CUSIP:	988498 AE1
Bookrunners:	Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, Citigroup Global Markets Inc. toll free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

PRICING TERM SHEET

5.300% Senior Notes due 2019

Issuer:	Yum! Brands, Inc.
Ratings:	Moody’s: Baa3 (stable) / S&P: BBB- (stable) / Fitch: BBB- (stable)
Format:	SEC Registered
Ranking:	Senior Unsecured
Offering Size:	$250,000,000
Trade Date:	August 20, 2009
Settlement Date:	August 25, 2009 (T+3)
Maturity Date:	September 15, 2019
Interest Payment Dates:	Payable semi-annually in arrears on March 15 and September 15
First Pay Date:	March 15, 2010
Treasury Benchmark:	UST 3.625% due August 15, 2019
UST Spot (PX / Yield):	101-16+ / 3.444%
Re-offer Spread to UST:	187.5 bps
Re-offer Yield to Maturity:	5.319%
Coupon:	5.300%
Issue Price:	99.849%
Net Proceeds to Issuer:	$247,997,500
Day Count Basis:	30 / 360
Optional Redemption:	Make Whole + 30 bps
CUSIP:	988498 AF8
Bookrunners:	Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, Citigroup Global Markets Inc. toll free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.